Joint Filer Information

Name:  Fair Enterprises Limited

Address: 1 Seaton Place St. Helier
  Jersey Channel Islands
  JE4 8YJ

Designated Filer:  Frank Stronach

Issuer & Ticker Symbol:  Magna Entertainment Corp. (MECA)

Date of Event Requiring Statement:  October 29, 2007

Designated Signatory:  Frank Stronach